Exhibit 99.2

December 13, 2004

Ivanhoe Energy to acquire Ensyn Group
and its heavy-oil upgrading technology

Ivanhoe Energy Inc. (NASDAQ: IVAN and TSX: IE, IE.U) and Ensyn Group Inc. (Ensyn Group), of Boston, announced they have signed a definitive merger agreement in which Ivanhoe will acquire Ensyn Group. With this purchase, Ivanhoe will gain full ownership of Ensyn Petroleum International Ltd. (Ensyn Petroleum) and its advanced upgrading technology for the development of heavy oil reserves around the world. Ensyn Group will spin-off its existing biomass processing business, Ensyn Renewables Inc., to its shareholders prior to the closing of this transaction.

Ivanhoe and Ensyn Petroleum also announced earlier today, that Ensyn Petroleum’s heavy-to-light oil commercial demonstration facility, located in the Belridge heavy oil field near Bakersfield, California, has started up and is processing heavy crude oil. Ensyn plans to use the facility to process local heavy oil, as well as to test a range of heavy crudes from around the world.

Under the merger agreement, Ivanhoe will acquire all of the outstanding shares of Ensyn Group, and as a result, Ensyn Petroleum will become a wholly-owned subsidiary of Ivanhoe. Ivanhoe currently owns 15% of Ensyn Petroleum. Ivanhoe will pay $10 million in cash and issue Ivanhoe common shares valued at $75 million. The number of common shares to be issued will be based on the weighted, 10-day average of Ivanhoe’s closing share price on the NASDAQ SmallCap market prior to the approval of the transaction by Ensyn shareholders. A minimum of 30 million common shares will be issued.

Ivanhoe Chairman David R. Martin said Ivanhoe has been working closely with Ensyn for nearly 18 months and believes there is tremendous potential for the application of Ensyn’s proprietary Rapid Thermal Processing (RTP™) technology in developing heavy-oil deposits around the world.

“There is an abundance of untapped heavy oil and bitumen deposits worldwide,” commented David Martin. “The development of heavy oil is in the initial stages of enormous growth, fueled by advances in heavy oil technology and declining conventional reserves of light oil and natural gas. However, these heavy oil deposits often are difficult and expensive to handle, transport and upgrade. Ensyn’s technology has significant potential to address a number of the existing technical and economic challenges in heavy oil development. Our investment in Ensyn will provide Ivanhoe with a global technology platform, from which we intend to acquire heavy oil reserves worldwide.”

Dr. Robert G. Graham, Ensyn Group Chairman and Chief Executive Officer said “We believe Ivanhoe offers an ideal complement for our petroleum activities. Their management team offers decades of successful experience in building oil and gas reserves worldwide by applying state-of-the-art technology in the petroleum sector. We look forward to joining Ivanhoe as they implement this technology.”

Ivanhoe intends to apply Ensyn’s leading-edge, RTP™ technology to upgrade heavy oil in the field to produce lighter, more valuable crude oil at lower costs and in smaller size plants than required by conventional technologies. The upgraded heavy oil, similar to less viscous conventional light crude oil, brings a higher price and can be easily transported. In addition to a dramatic improvement in oil quality, an RTP™ facility can yield large amounts of surplus energy for production of steam and electricity used in heavy-oil production. The thermal energy from the process provides heavy-oil producers with an alternative to high-priced natural gas that now is widely used to generate steam. The RTP™ technology offers an excellent opportunity to optimize the development of mature heavy oil fields and also enables the development of “stranded” heavy oil deposits.

Ivanhoe has an agreement in place to study the use of the RTP™ technology in the development of a heavy oil field in Iraq. This acquisition now gives Ivanhoe the ability to leverage the RTP™ upgrading technology to significant opportunities in other countries with heavy oil deposits, including the world-class resources in Venezuela, Canada and the United States. In addition, Ivanhoe will pursue initiatives that Ensyn has developed, including a non-binding agreement with Aera Energy LLC (Aera), a California limited liability company owned by affiliates of Shell and ExxonMobil, to advance negotiations for a 10,000-barrel-per-day RTP™ plant in California. Aera is California’s leading oil producer with about 250,000 barrels per day of production.

In conjunction with this transaction, Ivanhoe commissioned technical and cost reviews of the RTP™ process by two leading North American engineering firms. The studies confirmed that Ensyn’s RTP™ technology is a unique and viable approach to heavy crude oil upgrading, comparable to established technologies, at significantly lower operating and capital costs.

Several key Ensyn personnel who developed the RTP™ technology and founded Ensyn are expected to join, or be contracted to, Ivanhoe following the acquisition to continue to advance the technology. They include key technical staff and individuals that have been leading the commercial development.

The Boards of Directors of both Ivanhoe and Ensyn Group have approved the merger transaction. The merger transaction will require the approval of Ensyn shareholders and may require the approval of Ivanhoe shareholders, depending on the number of common shares Ivanhoe is required to issue. The merger transaction is also subject to applicable regulatory approvals and other closing conditions customary in transactions of this nature.

Closing of the transaction is expected to occur early in the second quarter of 2005, following regulatory approvals and after Ensyn has satisfied Ivanhoe’s defined performance criteria and parameters for the commercial demonstration facility in California. These performance criteria relate primarily to upgraded product yields and end-product quality and values, as well as the quantity of surplus energy generated.

Ensyn Group, Inc., the parent company of Ensyn Petroleum International Ltd., is a privately held company with two principal subsidiaries, each applying the same core RTP™ technology to different feedstocks. Ensyn Renewables Inc. produces fuels and chemicals from biomass and other renewable resources, while Ensyn Petroleum International Ltd. upgrades heavy oil and bitumen. Ensyn Renewables has operated commercial facilities since 1989 and has six commercial biomass facilities in operation, with a seventh under construction. Ensyn Petroleum has been testing its patented RTP™ technology on heavy crude oils from around the world at its Canadian pilot facility since 1998. Dr. Robert Graham, a founder of Ensyn, is Ensyn Group’s largest shareholder, followed by Credit Suisse First Boston (CSFB). CSFB holds approximately 19% of Ensyn Group’s common shares.

Ivanhoe Energy trades on the NASDAQ SmallCap market with the ticker symbol IVAN and on the Toronto Stock Exchange with the symbol IE and IE.U.

Conference Call:
Ivanhoe Energy and Ensyn Petroleum will host a conference call today, Monday, December 13, for investors and analysts at 4:30 p.m. EST (1:30 p.m. PST). This call will include a detailed discussion of the proposed acquisition and Ivanhoe’s plans for deploying the Ensyn technology. The conference call may be accessed by dialing 1-800-387-6216 in Canada and the United States, or 416-405-9328 in the Toronto area and internationally. A simultaneous webcast of the conference call will be provided through www.ivanhoeenergy.com and www.newswire.ca/webcast . If you are unable to participate in the call it will be archived for later playback by dialing 1-800-408-3053 or 1-416-695-5800 and entering the pass code 3126582#.
Information contacts:

In North America:	Investors: Cindy Burnett 604-331-9830
Media: Bob Williamson 604-688-8323
In Asia: Patrick Chua 86-1370-121-2607/852-9193-4056
Website: www.ivanhoe-energy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning general industry and market conditions, the potential for and future application of the RTP™ technology, statements relating to the expected closing of the acquisition of Ensyn Group, statements relating to the continued advancement of Ivanhoe Energy’s projects, and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the company’s projects will experience technological and mechanical problems, new product development will not proceed as planned, the Ensyn process to upgrade bitumen and heavy oil may not be commercially viable, changes in product prices and other risks disclosed in Ivanhoe’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.